Exhibit 99.1
Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: June 22, 2023

Investor Relations: Douglas W. Busk
Chief Treasury Officer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES EXTENSION
OF REVOLVING SECURED LINE OF CREDIT FACILITY

Southfield, Michigan – June 22, 2023 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today that we have extended the maturity of our revolving secured line of credit facility with a commercial bank syndicate from June 22, 2025 to June 22, 2026. Prior to this amendment, the amount of the facility was set to decrease by $25.0 million on June 22, 2023, however this amendment increased the amount of the facility by $5.0 million resulting in a net decrease of $20.0 million, from $410.0 million to $390.0 million.

As of June 22, 2023, we had $89.8 million outstanding under the line of credit facility.

There were no other material changes to the terms of the facility.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered financing programs that enable automobile dealers to sell vehicles to consumers, regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles or they purchase unreliable ones. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC. For more information, visit creditacceptance.com.